Exhibit 4.38

Date: 1st July, 2011

Parties

I.
"The Borrower”: Top Ships Inc., of the Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, duly represented by Mr. Alexandros Tsirikos, CFO/Director.

II.
"The Lender": Shipping Financial Services Inc., of the Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, duly represented by Mrs. Pinelopi Platsouka, President/Treasurer/Director.

Interpretation

"Banking" or "Business day" means any day on which the banks generally and foreign exchange markets in Greece and Cyprus are open for business.

"Default" or "Event of Default" means any of the events specified in Section 13 whether or not any requirement for the giving of notice or the lapse of time or both or the happening of any other condition has been satisfied.

"the Loan" means the principal amount of Euros 350,000 (three hundred fifty thousand) advanced in one tranche by July 10th, 2011.

"Repayment Date" means the date on which the principal amount of the Loan is to be repaid in accordance with the provisions of Section 2 of this Agreement.

1.	Purpose of Loan

The Loan is to be used as working capital of the Borrower.

2.	Repayment

2.1	The Borrower undertakes to repay the principal amount of the Loan within twelve months of its receipt.

3.	Mandatory Prepayment

3.1.	In case of a successful offering the borrower is obliged to prepay the loan in full.

3.2.	In case of change of control of the Borrower, the Borrower is obliged to immediately prepay the loan as per clause 2 above. For purposes of this agreement, "change of control" shall mean:

(i)
acquisition by any individual, entity or group of beneficial ownership of thirty percent (30%) or more either (A) the then-outstanding shares of common stock of TOP Ships or (B) the combined voting power of the then-outstanding voting securities of TOP Ships entitled to vote generally in the election of directors;

(ii)	consummation of a reorganization, merger or consolidation of TOP Ships or the sale or other disposition of all or substantially all of the assets of TOP Ships; or

(iii)	approval by the shareholders of TOP Ships of a complete liquidation or dissolution of TOP Ships.

4.	Interest Rate - Default Interest

4.1	The rate of interest applicable to the Loan shall be eight per cent (8%) per annum.

4.2
In the event of failure by the Borrower to settle the Loan on the appointed date, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the default rate imposed by the Greek Courts. Any interest not paid when due shall be compounded every three months.

5.	Payments

5.1
All payments to be made by the Borrower shall be made at the free disposal of the Lender in freely transferable Euros, by remitting funds to the account of the Lender or at such account as the Lender may have specified for such purpose.

5.2
All payments by the Borrower under this Agreement (whether in respect of principal, interest, or otherwise) shall be made in full, without any set-off, counterclaim or retention and free and clear of and without any deduction or withholding in respect of duties, taxes, charges, levies, or fees of any nature.

5.3
In the event that the Borrower or the Lender is required by law to make any such deduction or withholding from any payment then the Borrower shall forthwith pay to the Lender such additional amounts as will result in the immediate receipt by the Lender of the full amount which would have been received hereunder had no deduction or withholding been made. The obligations set forth in this Section shall survive the termination of this Agreement and the repayment of the Loan.

6.	Representations and warranties of the Borrower

The Borrower represents and warrants that:

6.1
this Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. All consents, licenses, approvals, registrations, authorizations or declarations in the jurisdiction to which the Borrower is subject required to enable it to borrow hereunder and lawfully to enter into and perform and discharge its duties and liabilities under this Agreement have been obtained or made and are in full force and effect;

6.2
the signing and delivery of this Agreement and performance of any of the transactions contemplated in it will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which the Borrower or any of its assets is bound or affected;

6.3	no condition, event or act has occurred and is continuing or would result from the making of the Loan which constitutes an Event of Default or a Default;

6.4
the Borrower is not in default under any agreement to which it is a party, or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending, or to the knowledge of the Borrower, threatened, which in any such case would have an adverse effect upon the

Borrower to perform and observe the obligations and provisions binding upon him under this Agreement. Events of default described the Borrower's public filings in relation to other financiers, are specifically excluded from this representation as the Lender is already aware of these circumstances.

7	Default

On the occurrence of any of the events specified below the Lender may, by giving written notice cancel this Agreement and/or demand immediate repayment of the whole outstanding balance of the Loan and all accrued interest, and all costs and expenses and any other moneys due hereunder and the Lender may exercise its rights under any security which it holds:

(a)           If the Borrower fails to fulfill payment obligations arising hereunder and such failure continues to be unremedied for five days;

(b)           If the Borrower fails to observe or perform any of its obligations under this Agreement and such default continues to be unremedied for five days;

(c)           Any representation, warranty or statement which is made or deemed to have been made by the Borrower in this Agreement or in any certificate, statement, or notice provided under or in connection with this Agreement proves to be incorrect in any respect which the Lender deems material;

(d)           If the Borrower fails to fulfill its obligations in respect of any other indebtedness for borrowed money to the extent that such indebtedness becomes repayable or capable of being declared repayable prior to its stated maturity;

(e)           If an order is made or resolution passed for the liquidation or the winding up of the Borrower other than for the purposes of amalgamation or reconstruction agreed to in writing by the Lender or if the Borrower makes or seeks to make any composition or arrangement with its creditors;

(f)            If an encumbrancer takes possession of, or trustee, administrator, receiver or other similar officer is appointed in respect of all or any part of the business or assets of the Borrower or distress or any form of execution is levied or enforced upon any property of the Borrower;

(g)           If the Borrower ceases or threatens to cease to carry on its business or substantially the whole of its business;

(h)           If the Borrower becomes or is declared insolvent or bankrupt.

8.	Fees

8.1
The Borrower shall pay to the Lender an arrangement fee of Euros 70,000. Payment of the arrangement fee shall be made together with the repayment of the Loan. The arrangement fee shall bear interest at the rate provided herein from the date of execution of this Agreement.

8.2	The Borrower shall pay all legal fees and expenses incurred in connection with the preparation, negotiation and conclusion of this Agreement.

8.3	The Borrower shall pay to the Lender a penalty of Euros 100,000 in case of early prepayment of the loan for whatever reason.

9.	Stamp Duties

The Borrower shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarization, performance or enforcement of this Agreement. The Borrower shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrower to pay any such taxes.

10.	No Waiver

Time shall be of the essence of this Agreement but no failure to exercise nor any delay in exercising on the part of the Lender any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or 5 partial exercise of any right, power, privilege or remedy prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11.	Severance

If at any time any one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

12.	Notices

Every notice, request, demand or other communication under this Agreement shall:

a) be in writing delivered personally or by fax or e-mail;

b) be deemed to have been received, in the case of fax or e-mail, at the time of dispatch as per transmission report (provided that if the date of dispatch is not a business day it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally; and

c) be sent:

(2)         if to the Borrower

Top Ships Inc.
1, Vas. Sofias & Meg. Alexandrou Str.
151 24 Maroussi
Greece
Tel. +30 210 8128180
Fax +30 210 6141275

(2)         if to be sent to the Lender

Central Mare Inc.
1, Vas. Sofias & Meg. Alexandrou Str.
151 24 Maroussi
Greece
Tel. +30 210 8128320
Fax +30 210 6141272

or to such other person, address, fax number or e-mail as is notified by a Party

(as the case may be) to the other Party to this Agreement.

13.	Assignment

13.1	Without prior written approval of the Lender (which the Lender may refuse at his absolute discretion) the Borrower shall not assign or transfer any rights and obligations under this Agreement.

13.2
The Lender may at any time at its discretion without the prior consent of the Borrower assign or transfer in whole or in part to a third party any rights, accessory rights and claims already existing or in future arising under this Agreement.

14.	Confidentiality

14.1
Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, etc. which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

14.2
The Borrower acknowledges and accepts that the Lender may be required by law or that it may be appropriate for the Lender to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement to governmental or regulatory agencies and authorities.

14.3
The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement to third parties (including in particular any technical advisors, accountants, any legal advisors) to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Lender's rights or for any other purpose for which in the opinion of the Lender, such disclosure should be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

14.4
The Borrower acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

15.	Law and Jurisdiction

15.1	This Agreement shall be governed by and construed in accordance with Cyprus Law.

15.2
For the exclusive benefit of the Lender, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Cyprus in respect of any disputes which may arise out or in connection with this Agreement. The foregoing shall not limit the right of the Lender to start proceedings in any other country.

15.3
If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written.

SIGNED for and on behalf of	)
TOP SHIPS INC.	)	/s/ Alexandros Tsirikos
By Alexandros Tsirikos
CFO/Director

Witness:
Signature: /s/ EIRINI ALEXANDROPOULOU
Full Name: EIRINI ALEXANDROPOULOU

Address: ATTORNEY-AT-LAW
Occupaton: Athens Bar Association No. 20120
12, Meteroron Street A. Glyfada
Athens 16516 – Greece
Tel: +30 210 9549378

SIGNED for and on behalf of	)	/s/ Pinelopi Platsouka
SHIPPING FINANCIAL SERVICES INC.	)
By Pinelopi Platsouka
President/Treasurer/Director

Witness:
Signature: /s/ Arguro Gaualla
Full Name: PINELOPI PLATSOUKA
Address: 11 Kana 21 Street, 106 72, Athens Greece
Occupaton: Secretary

SK 23116 0001 1281285